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                                                                  Exhibit (a)(7)


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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December
     22, 1997 and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of
         Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction
                or any administrative or judicial action pursuant
              thereto. However, the Purchaser may in its discretion
             take such actions as it may deem necessary to make the
                Offer in any jurisdiction and extend the Offer to
                   holders of Shares in such jurisdiction. In
                   those jurisdictions where securities, blue
                    sky or other laws require the Offer to be
                      made by a licensed broker or dealer,
                      the Offer shall be deemed to be made
                       on behalf of the Purchaser by Wheat
                        First Butcher Singer (the "Dealer
                       Manager") or one or more registered
                           brokers or dealers that are
                         licensed under the laws of such
                                  jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                                       BY

                             INVA ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                              INVACARE CORPORATION

                                       AT

                              $11.75 NET PER SHARE

  Inva Acquisition Corp., a Massachusetts corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation (the "Parent"), is offering to purchase all of the outstanding shares of Common Stock, no par value (the "Shares"), of Suburban Ostomy Supply Co., Inc., a Massachusetts corporation (the "Company"), at a purchase price of $11.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer").
        --------------------------------------------------------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON THURSDAY, JANUARY 22, 1998, UNLESS THE
        OFFER IS EXTENDED.
        --------------------------------------------------------------
  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.
  The Offer is conditioned upon, among other things: (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least two-thirds of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue) and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of Shares pursuant to the Offer having expired or been terminated.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 1997 (the "Merger Agreement"), among the Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer the Purchaser will be merged with the Company (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and also properly exercise appraisal rights, if any, under Massachusetts Law) will be converted into the right to receive $11.75, in cash, without interest.
  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for the Shares be paid by the Purchaser, regardless of any delay in making such payments. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.
  The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, January 22, 1998, unless and until the Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving written or oral notice of such amendment to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. There can be no assurance that the Purchaser will exercise the right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser may not terminate the Offer other than in accordance with the provisions described in Section 14 of the Offer to Purchase, or extend the Expiration Date to a date later than March 31, 1998.
  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 1998 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.
  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
  The Company has agreed to provide the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
  The Offer to Purchase and the related letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
  Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                           [MACKENZIE PARTNERS LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                           WHEAT FIRST BUTCHER SINGER
                          Riverfront Plaza, West Tower
                              901 East Byrd Street
                               Richmond, VA 23219
                         CALL TOLL-FREE (800) 532-2916

December 22, 1997
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